ADDENDUM TO SUB-ADVISORY AGREEMENT
                        DIVERSIFIED SMALL CAP GROWTH FUND
                           TOUCHSTONE STRATEGIC TRUST

This Agreement is entered into as of August 15, 2007 by and between Touchstone Advisors, Inc. ("Touchstone") and Fort Washington Investment Advisors, Inc. ("Fort Washington").

      WHEREAS, Touchstone and Fort Washington entered into a Sub-Advisory Agreement dated as of September 5, 2006, (the "Sub-Advisory Agreement") with respect to the Diversified Small Cap Growth Fund (the "Fund"), a series of Touchstone Strategic Trust; and

      WHEREAS, Touchstone and Fort Washington wish to enter into this Addendum to the Sub-Advisory Agreement;

      NOW, THEREFORE, it is agreed by and between the parties hereto as follows:

      1. Section 3a of the Sub-Advisory Agreement will be replaced with the following:

            As compensation for the services to be rendered and duties undertaken hereunder by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to 0.50% of average daily net assets of the Fund without regard to any total expense limitation of the Trust or the Advisor. Such fee shall be computed and accrued daily. If the Sub-Advisor serves in such capacity for less than the whole of any period specified in this
            Section 3a, the compensation to the Sub-Advisor shall be prorated. For purposes of calculating the Sub-Advisor's fee, the daily value of the Fund Assets shall be computed by the same method as the Trust uses to compute the net asset value of the Fund for purposes of purchases and redemptions of shares thereof.

      2. This Addendum shall supersede the Addendum to the Sub-Advisory Agreement entered into on September 5, 2006.

      3. Except for the provisions of this Addendum, the Sub-Advisory Agreement shall continue in full force and effect and be binding upon the parties notwithstanding the execution and delivery of this Addendum.

      4. This Addendum shall be binding upon the parties and, to the extent permitted by the Sub-Advisory Agreement, their respective successors and assigns.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Addendum to be duly executed and delivered in its name and on its behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.

TOUCHSTONE ADVISORS, INC.             FORT WASHINGTON INVESTMENT ADVISORS, INC.


By:          /s/ William Dent         By:          /s/ Maribeth S. Rahe
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Print Name:                           Print Name:
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Print Title: Senior Vice President    Print Title: President & CEO
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Date:        August 15, 2007          Date:        August 15, 2007
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